Exhibit 99.1

PRIMUS COMMENTS ON AMBAC FINANCIAL EXPOSURE

Hamilton, Bermuda – November 10, 2010 – Primus Guaranty, Ltd. (the “Company”) (NYSE:PRS) today commented on certain aspects of the credit default swap (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”) related to the credit event announced today by International Swaps and Derivatives Association, Inc. Americas Determinations Committee involving Ambac Financial Group, Inc. (“Ambac Financial”).

Primus Financial had bought CDS protection that referenced Ambac Financial with a notional of $4 million in its single-name portfolio. Primus Financial also had sold CDS protection on Ambac Financial in several of its bespoke tranche portfolios. Primus Financial may be required to make a payment on one of the tranches as a result of deterioration of existing subordination levels. Based on current market-quoted recovery levels for Ambac Financial, Primus Financial’s net cash payments related to the Ambac Financial credit event are estimated to be approximately $2 million.

About Primus Guaranty
Primus Guaranty, Ltd. is a manager of corporate credit assets and provider of credit protection. Primus manages assets in structured credit funds and operating companies, across a range of asset classes – including investment grade, high yield and leveraged loans – using both cash and synthetic instruments.

Forward-Looking Statements
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.